Exhibit 23.1

                             CONSENT OF GRANT THORNTON LLP

We have issued our report dated May 9, 2003, except for the third paragraph of
Note 13, under the subheading "SEC Investigation and Other", as to which the date is June 11, 2003, accompanying the consolidated financial statements and schedule included in the Annual Report of Schick Technologies, Inc. on Form 10-K for the year ended March 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of Schick Technologies, Inc. on Forms S-8 (File No. 333-46825, effective February 24, 1998, File No. 333-83488, effective February 27, 2002).


/s/ GRANT THORNTON LLP
New York, New York
June 16, 2003